Exhibit 99.1

PROMISSORY NOTE

$500,000.00                                                           Fort Worth, Texas
                                                          July 12, 2010

For value received, the undersigned, Entech Solar, Inc. (the “Borrower”), with offices at 13301 Park Vista Boulevard, Suite 100, Fort Worth, Texas 76177, hereby promises to pay to the order of The Quercus Trust (“Lender”), 2309 Santiago Drive, Newport, California 92660, the principal sum of Five Hundred Thousand Dollars ($500,000.00), together with simple interest in arrears from and including the date on which such principal amount was first wired to and received by Borrower, at the rate of 10% per annum payable as set forth below.  Interest shall be calculated on the basis of the actual number of days elapsed computed on the basis of a year of 365 or 366 days, as the case may be.  All payments received by Lender hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal.  All amounts payable hereunder shall be payable in lawful money of the United States of America.

Principal shall be paid at Maturity, and accrued interest shall be paid at Maturity and with any prepayment of principal.  “Maturity” shall mean the earlier to occur of:  (i) September 8, 2010 and (ii) acceleration of the maturity of this Promissory Note in accordance with the terms hereof.

This Promissory Note may be prepaid at any time, without premium or penalty, in whole or in part.  Any prepayment of principal, whether voluntary or pursuant to the preceding paragraph shall be accompanied by a payment of accrued interest in respect of the principal being paid or prepaid.

This Promissory Note shall, at the option of the holder hereof, become due and payable without notice or demand, immediately upon the happening of any one of the following specified events by or with respect to Borrower:  (i) failure to pay any amount upon the due date; (ii) insolvency (however evidenced); or (iii) the filing of any petition or the commencement of any proceeding for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors.

If this Promissory Note is not paid in accordance with its terms, Borrower shall pay to Lender, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Promissory Note.  No waiver of any obligation of Borrower under this Promissory Note shall be effective unless it is in a writing signed by Lender.  A waiver by Lender of any right or remedy under this Promissory Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.  This Promissory Note is delivered in and shall be enforceable in accordance with the laws of the State of Texas.  Borrower hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Promissory Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof.

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IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be signed as an instrument under seal as of the date first written above.

              BORROWER:

              ENTECH SOLAR, INC.

              By:  /s/ Charles Michel
              Name: Charles Michel
              Title: Chief Financial Officer